LETTER  OF  INTEREST

Tagalder Technology Corporation ("Tagalder") and Shantou Dahao J&B High-Tech Food Additives Factory ("SDJ") have expressed mutual interest in promoting a new food additive, sodium Dehydroacctate ("Additive"), to the North America and the world market.

These new food additives have been produced according to standard set out by the Chinese government and US FCC. Tagalder will perform its own market study in North America and then decide to enter this market with this product.

SDJ agrees to grant Tagalder the exclusive sales right in North American if Tagalder will decide to become SDJ's Sole Representative in North American by December 31, 2000.

A formal agreement will be reached if both parties agree. If Tagalder decides not to proceed by December 31, 2000, SDJ will proceed with its own plan.

This  Letter  of  Interest  is  signed  on  6th  Day  of  November  2000.

By  signer unknown
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Tagalder  Technology  Corporation


By  signer unknown
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Shantou  Dahao  J&B  High-Tech  Food  Additives  Factory